Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of May 21, 2009, by and between MAGMA DESIGN AUTOMATION, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement, dated as of October 31, 2008 (as amended from time to time, the “Credit Agreement”), by and between Borrower and Bank.

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1.    Section 5.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof. Notwithstanding the forgoing Borrower may also use the proceeds of credit extended hereunder to make principal and interest payments on the Existing Notes and scheduled interest payments on the 2009 Refinance Notes (as such Notes are defined in Section 5.2(d)), provided, in each case, that no such payment shall be made by Borrower if an Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or would occur or exist as a result of such payment.”

2.    Section 5.2 is hereby amended and restated in its entirety to read as follows:

“SECTION 5.2. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except for Permitted Indebtedness.

“Permitted Indebtedness” means:

(a)	the liabilities of Borrower or any Subsidiary to Bank;

(b)	indebtedness to UBS resulting from loans made by UBS against the value of auction rate securities held by UBS for the account of Borrower or its Subsidiaries;

(c)	indebtedness of Borrower or such Subsidiary existing as of the date hereof;

(d)	the 2% Convertible Senior Notes due 2010 (the “Existing Notes”), or any indebtedness resulting from the issuance of new convertible notes in 2009 in an aggregate principal amount not to exceed $50,000,000.00 (the “2009 Refinance Notes”), the net proceeds of which are used to purchase, repurchase, redeem, defease, acquire or retire the Existing Notes, provided, in each case, that such indebtedness is unsecured, and with respect to the 2009 Refinance Notes, if any, such 2009 Refinance Notes shall be subject to terms and conditions no less favorable to Bank than those applicable to the Existing Notes;

(e)	unsecured indebtedness to trade creditors incurred in the ordinary course of business;

(f)	indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(g)	inter-company indebtedness that otherwise constitutes a Permitted Investment;

(h)	indebtedness secured by liens permitted under Section 5.6(e); and

(i)	extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (h) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or any Subsidiary, as the case may be.”

2.    Section 5.6 is hereby amended and restated in its entirety to read as follows:

“SECTION 5.6. DOUBLE NEGATIVE PLEDGE. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s or any Subsidiary’s assets now owned or hereafter acquired, except for Permitted Liens. In addition, Borrower shall not agree with any other creditor to prohibit or condition the granting of a security interest in its intellectual property (or any portion thereof).

“Permitted Liens” means:

(a)	liens in favor of Bank;

(b)	liens which consist of security interests in auction rate securities described in and subject to the terms of Section 5.2(b);

(c)	liens existing as of the date hereof;

(d)	liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its books;

(e)	purchase money or capital lease liens not at any time securing indebtedness in excess of $5,000,000.00 in the aggregate (i) on equipment acquired or held by Borrower incurred for financing the acquisition of the equipment, or (ii) existing on equipment when acquired, if the lien is confined to the property and improvements and the proceeds of the equipment;

(f)	liens of carriers, warehousemen, suppliers, or other persons that are possessory in nature arising in the ordinary course of business so long as such liens attach only to inventory and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(g)	liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business;

(h)	liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (c) through (e), but any extension, renewal or replacement lien must be limited to the property encumbered by the existing lien and the principal amount of the indebtedness may not increase;

(i)	leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower’s business;

(j)	non-exclusive licenses of intellectual property granted to third parties in the ordinary course of business; and

(k)

bankers’ liens, rights of setoff and other similar liens existing solely with respect to cash, cash equivalents, securities, commodities and other funds on deposit in one or more accounts maintained by Borrower or its Subsidiaries, in each case arising in the ordinary course of business in favor of banks, other depositary institutions, securities or commodities intermediaries or brokerages with which such accounts are maintained securing amounts owing to such banks or financial institutions with respect to cash management and operating account management or are arising under Division 4-208 or 4-210 of the UCC on items in the course of collection.”

3.    Section 5.7 is hereby amended and restated in its entirety to read as follows:

“SECTION 5.7. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower or any Subsidiary for (other than Permitted Liens), any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank or Permitted Indebtedness.”

4.    Section 5.8 is hereby amended and restated in its entirety to read as follows:

“SECTION 5.8. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except Permitted Investments.

“Permitted Investments” means:

(a)	loans or advances to or investments in any person or entity existing as of the date hereof;

(b)	investments which constitute Specified Transactions, subject to the terms of Section 5.3;

(c)	investments made in accordance with Borrower’s Investment Policy as adopted by its Board of Directors;

(d)	investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(e)	investments consisting of deposit accounts;

(f)	investments accepted in connection with dispositions permitted by Section 5.4;

(g)	investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries;

(h)	investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors, not to exceed $250,000.00 in the aggregate under this subsection (h) at any time outstanding;

(i)	investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and

(j)	investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not affiliates, in the ordinary course of business; provided that this paragraph (j) shall not apply to investments of Borrower in any Subsidiary.”

5.    Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together as one document.

6.    Borrower hereby certifies that all representations and warranties contained in the Credit Agreement are true and correct as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct on and as of such earlier date. Borrower further certifies that as of the date of this Amendment, there exists no Event of Default, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

7.    This Amendment shall be governed by and construed in accordance with the laws of the State of California.

8.    In the event that any provision of this Amendment becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Amendment shall continue in full force and effect without said provision.

9.    This Amendment may not be altered, amended or modified in any way except by a written instrument referencing this Amendment signed by the parties hereto.

10.    This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have cause this Amendment to be executed as of the date first set forth above.

MAGMA DESIGN AUTOMATION, INC.

By:	/s/ Peter Teshima
Peter Teshima
Chief Financial Officer

By:	/s/ Roy Jewell
Roy Jewell
President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Debra Bowman
Debra Bowman
Vice President